                                                   Exhibit 10.15





                                 February 19, 1996





Mr. Rakesh Gangwal
74 Watergate
South Barrington, Illinois  60010

Dear Rakesh:

     This letter confirms that in connection with the Employment
Agreement dated as of February 19,1996 between USAir, Inc. (the
"Company") and you, the Company has agreed to provide you with the additional benefits described herein.

     The Company will provide you with the use of an automobile during your employment, at your selection but subject to the approval of the Chief Executive Officer. USAir will provide you with a "gross up" payment for any tax liability incurred by you in connection with the provision of such automobile.

     The Company will provide you with relocation assistance in the form of (1) the purchase of your home in Chicago, (2) reimbursement for reasonable living expenses for living accommodations near the Company's headquarters, (3) reasonable closing costs on the purchase of a residence, including up to three points, and (4) reimbursement for moving household goods and reasonable storage from your Chicago and Paris residences. In connection with the purchase of your home in Chicago, USAir will obtain three independent appraisals and will use a purchase price which is the highest appraised market value but not to exceed 8% above the second highest appraised market value. Payments for such relocation assistance will be "grossed up" for all applicable tax liability.

     While employed by the Company, you will be reimbursed for reasonable expenses incurred for tax return preparation up to an annual maximum of $10,000.

     Reimbursement will be made as expenses are incurred upon your submission of appropriate documentation.



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
Mr. Rakesh Gangwal
February 19, 1996


     As soon as practicable following receipt by the Company of your written direction, but in no event later than November 19, 1996, the Company will purchase and assign to you an annuity contract or contracts, as you designate, with an after-tax value in an aggregate amount equal to (i) $1,000,000, plus (ii) the amount of interest that would have been credited from February 19, 1996 until the earlier of the policy issuance date or November 19, 1996 on an account with an initial principal amount of $1,000,000 bearing interest at an annual interest rate of the Moody's AA corporate bond rate determined at the date of annuity purchase.

     Upon your employment with the Company, you (and your eligible spouse and dependents) will become immediately vested in
(1) lifetime health benefits, in accordance with the health plan benefits provided to other senior officers of the Company, and
(2) travel benefits in accordance with the terms of the plan on the date of your employment or as increased in the future. Upon the separation of your employment with the Company for any reason, the Company will continue to provide you with (1) on-line travel privileges on the most favorable basis such benefits were provided during your employment, or if more favorable to you and/or your family, as in effect at any time thereafter with respect to other key employees, with such benefits to continue for your life and, upon your death for your surviving spouse and eligible dependents, and (2) health insurance on the same basis such benefits are provided to other retired senior officers who have reached normal retirement age, with such benefits to continue for your life and, upon your death for your surviving spouse and eligible dependents in accordance with the terms of such plans; provided, however, that if you become eligible for health insurance through a subsequent employer, the Company's provision of such benefits shall be secondary to the benefit coverage of the subsequent employer while such coverage of a subsequent employer is in effect.

     In the event USAir Group, Inc. ("Group") for any reason is unable to award you the stock options described in our February 5, 1996 letter agreement, Group and/or the Company will award you a substitute award, reasonably acceptable to you, with value and terms substantially identical to the value and terms such options would have had.






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
Mr. Rakesh Gangwal
February 19, 1996


     Please indicate with your signature below if the foregoing accurately sets forth our agreement on the subject matter hereof.


                              Sincerely yours,

                              /s/Michelle V. Bryan

                              Michelle V. Bryan
                              Vice President, Deputy
                                General Counsel and
                                Secretary



Agreed:


/s/Rakesh Gangwal
________________________
    Rakesh Gangwal


























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